Exhibit 4.6

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 4 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	COLLEGIUM PHARMACEUTICAL, INC., a
Delaware corporation
Number of Shares:	33,746 (subject to Section 1.6)
Class of Stock:	Series D-l Convertible Preferred Stock
Warrant Price:	$1.778 per share
Issue Date:	October 28, 2010
Expiration Date:	October 28,2017 (Subject to Section 4.1)

THIS WARRANT TO PURCHASE STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK, a Texas banking association, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of COLLEGIUM PHARMACEUTICAL, INC. (the “Company”) at the Warrant Price, all as set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1
EXERCISE

1.1                               Method of Exercise.  Holder may exercise this Warrant by a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company).  Holder shall also deliver to the.  Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2                               [Reserved].

1.3                               Delivery of Certificate and New Warrant.  Within 30 days after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.4                               Replacement of Warrants.  In the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the

Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5                               Acquisition of the Company.

1.5.1                     “Acquisition.”  For the purpose of this Warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger, sale of the voting securities of the Company or other transaction or series of related transactions where the holders of the Company’s securities before the transaction or series of related transactions beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction or series of related transactions.

1.5.2                     Treatment of Warrant in the Event of an Acquisition.  The Company shall give Holder written notice at least 20 days prior to the closing of any proposed Acquisition.  The Company will use commercially reasonable efforts to cause (i) the acquirer of the Company, (ii) successor or surviving entity or (iii) parent entity in an Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition.

(a)                                 If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.  The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(b)                                 If the Acquirer refuses to assume this Warrant in connection with the Acquisition, the Company shall give Holder an additional written notice at least ten (10) days prior to the closing of the Acquisition of such fact.  In such event, notwithstanding any other provision of this Warrant to the contrary, Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Acquisition.  If Holder elects not to exercise this Warrant, then this Warrant will terminate immediately prior to the closing of the Acquisition.  Notwithstanding any other provision of this Warrant to the contrary if the Acquirer refuses to assume this Warrant in connection with such Acquisition, other than in connection with an Excluded Acquisition (as defined below), then effective as of the date that is ten (10) days prior to the closing of such Acquisition, the Holder shall have the option to elect (i) that the Warrant Price be adjusted, without further action of any party, to $0.01 per share or (ii) to put this Warrant to the Company for a per Share amount equal to the difference between the Acquisition consideration payable for one Share and the Warrant Price.  As used herein, an “Excluded Acquisition” means, an Acquisition where the consideration that the holders of the Shares are entitled to receive on account of the Shares consists entirely of cash and/or shares of common stock that are publicly traded on a national exchange and where the shares, if any, receivable by the Holder of this Warrant were the Holder to exercise this Warrant in full immediately prior to the closing of such Acquisition may be publicly re-sold by the Holder in their entirety within the three (3) months following such closing pursuant to Rule 144 or an effective registration statement under the Act.

ARTICLE 2
ADJUSTMENTS TO THE SHARES

2.1                               Stock Splits, and Combinations; Other Dividends and Distributions.

2.1.1                     Adjustment for Stock Splits and Combinations.  In the event the Company at any time, or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Shares entitled to receive, a dividend or other distribution payable in additional Shares, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction: (a) the numerator of which shall be the total number of Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (b) the denominator of which shall be the total number of Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Shares issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Warrant Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Warrant Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

2.1.2                     Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than Shares) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Holder shall receive upon exercise hereof, in addition to the number of Shares issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2,1(V) with respect to the rights of the Holder.

2.2                               Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Articles/Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price, the number of securities or property issuable upon exercise of the new warrant and expiration date.  The provisions of this Section 2.2 shall similarly apply to successive ^classifications, exchanges, substitutions, or other events.

2.3                               Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased.  If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased.

2.4                               Adjustments for Diluting Issuances.  In the event of the issuance (a “Diluting Issuance”) by the Company, after the Issue Date of this Warrant, of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Company’s Articles/Certificate of Incorporation, a copy of which is attached hereto as Exhibit B, which apply to Diluting Issuances as if the Shares were outstanding on the date of such Diluting Issuance.  The provisions set forth for the Shares in the Company’s Articles/Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with al! other shares of the same series and class as the Shares granted to the Holder Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of this Warrant increase as a result of any adjustment arising from a Diluting Issuance.

2.5                               No Impairment.  The Company shall not, by amendment of its Articles or Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking ail such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.

2.6                               Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7                               Fractional Shares.  No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3
REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1                               Representations and Warranties.

3.1.1                     The Company hereby represents and warrants to, and agrees with, the Holder as follows:

(a)                                 The initial Warrant Price referenced on the first page of this Warrant is not greater than the fair market value of the Shares as of the date of this Warrant.

(b)                                 All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)                                  The Company’s capitalization table delivered to Holder as of the Issue Date is true and complete as of the Issue Date.

3.1.2                     The Holder hereby represents and warrants to, and agrees with, the Company as follows:

(a)                                 Holder represents and warrants to the Company as follows (a) Holder is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof; (b) Holder is an “accredited investor” as defined in Rule 501 (a) under the Act of 1933, as amended; and (c) Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate.

3.2                               Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (I) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event).  Upon request, the Company shall provide Holder with such information reasonably necessary for Holder to evaluate its rights as a holder of this Warrant or Shares in the case of matters referred to (a), (b), (c) and (d) herein above.

3.3                               Information Rights.  So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communications, information and/or communiques to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.  In addition, and without limiting the generality of the foregoing, so long as the Holder holds this Warrant and/or any of the Shares, the Company shall afford to the Holder the same access to information concerning the Company and its business and financial condition as would be afforded to a holder of the class of Shares under applicable state law and/or any agreement with any holder of the class of Shares.

3.4                               Registration Under the Act.  The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be deemed “Registrable Securities” or otherwise entitled to “piggy back” registration rights in accordance with the terms of the that certain Fourth Amended and Restated Investor Rights Agreement dated as of June 23, 2008 by and among the Company and its investors party thereto (the “Agreement”), a copy of which is attached hereto as Exhibit C.  The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder’s registration rights hereunder this provision.  Holder shall be deemed to be a party to the Agreement solely for the purpose of the above-mentioned registration rights.

ARTICLE 4
MISCELLANEOUS

4.1                               Term; Exercise Upon Expiration.  This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering.  The Company shall give Holder written notice of Holder’s right to exercise this Warrant not less than 90 days before the Expiration Date.  If the notice is not so given, the Expiration Date shall automatically be extended until 90 days after the date the Company delivers such notice to Holder.  The Company agrees that Holder may terminate this Warrant, upon notice to the Company, at any time in its sole discretion.

4.2                               Legends.  This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 4 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

4.3                               Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Comerica Bank (“Bank”) or a Bank Affiliate (as defined herein) to provide an opinion of counsel or investment representation letter if the transfer is to Bank’s parent company, Comerica Incorporated (“Comerica”), or any other affiliate of Bank (“Bank Affiliate”).

4.4                               Transfer Procedure.  After receipt of the executed Warrant, Bank will transfer all of this Warrant to Comerica Ventures Incorporated, a non-banking subsidiary of Comerica and a Bank Affiliate (“Ventures”).  Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Ventures, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant.  The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

4.5                               Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first- class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service, fee prepaid, or on the first business day after transmission by facsimile, at such address or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  Effective upon the receipt of executed Warrant and initial transfer described in Article 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Comerica Ventures Incorporated
Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406
Dallas, Texas 75201
Facsimile No. (214) 462-4459

All notices to the Company shall be addressed as follows:

COLLEGIUM PHARMACEUTICAL, INC.
400 Highland Corporate Drive
Cumberland, RI 02864
Attn: Chief Financial Officer
FAX: (      )

4.6                               Amendments: Waiver.  This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

4.7                               Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8                               Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9                               Confidentiality.  The Company hereby agrees to keep the terms and conditions of this Warrant confidential.  Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed.

[Signature Page Follows]

EXECUTED as of the Issue Date.

COLLEGIUM PHARMACEUTICAL, INC.

	By:	/s/ Steven N. Tannenbaum

	Name:	Steven N. Tannenbaum

	Title:	Exec V.P. & CFO

COMERICA BANK

	By:	/s/ Nathaniel R. Highlander

	Name:	Nathaniel R. Highlander

	Title:	V.P.

APPENDIX I

NOTICE OF EXERCISE

1.                                      The undersigned hereby elects to purchase                                  shares of the                              stock of COLLEGIUM PHARMACEUTICAL, INC. pursuant to the terms of the attached Warrant to Purchase Stock, and tenders herewith payment of the Warrant Price for such shares in full.

2.                                      Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Ventures Incorporated
Attn:  Warrant Administrator
1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201
Facsimile No. (214) 462-4459

3.                                      The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA VENTURES
INCORPORATED or Assignee

(Signature)

(Name and Title)

(Date)

Exhibit A

Reserved

Exhibit B

Certificate of Incorporation (including all amendments thereto)

Exhibit C

Fourth Amended and Restated Investor Rights Agreement dated as of June 23,2008 (including all amendments thereto)